NASH FINCH NAMES CHRISTOPHER BROWN
EXECUTIVE VICE PRESIDENT, FOOD DISTRIBUTION
Former CEO of SimonDelivers Brings Extensive Experience in Grocery Industry
     MINNEAPOLIS (October 25, 2006) — Nash-Finch Company (NASDAQ: NAFC), a leading national food distributor, today named Christopher A. Brown Executive Vice President, Food Distribution. Mr. Brown, age 44, who most recently served as Chief Executive Officer of SimonDelivers, Inc., a leading Minnesota-based online grocery delivery company, will join Nash Finch on November 6, 2006.
     Mr. Brown will lead the Company’s Food Distribution group, reporting to Alec C. Covington, President and Chief Executive Officer of Nash Finch. As recently announced, the Company is consolidating all customer related activities, (i.e., merchandising and sales) into its Food Distribution group and is transitioning certain Food Distribution logistics into Supply Chain Management. These changes are designed to sharpen the Food Distribution group’s focus on growing sales and enhance its ability to deliver superior customer service and improve its retail execution.
     Commenting on today’s announcement, Alec C. Covington, said, “Christopher Brown is the ideal candidate to lead our refocused Food Distribution group. He brings a wealth of experience in the grocery industry – both in the wholesale and retail arenas – and has extensive expertise in several key areas of operations, including procurement, merchandising and marketing. On behalf of the Company, I am delighted to welcome Christopher, a former Nash Finch executive, back to the Company. I look forward to working with Christopher and the entire Nash Finch team as we continue to build the Company for future success.”
     During Mr. Brown’s three-year tenure as Chief Executive Officer of SimonDelivers, he spearheaded the design and implementation of a new company structure which resulted in sales volumes and gross profit margins improvements. He also led significant customer service and convenience enhancing initiatives. Prior to joining SimonDelivers Mr. Brown was the Executive Vice President, Merchandising at Nash Finch from 1999-2003 where he was responsible for all merchandising, procurement, marketing, category management and advertising. During the eight years prior, he held various management positions of increasing responsibilities at Richfood Holdings, Inc. Mr. Brown holds a BSBA degree from Winona State University.
     Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
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Contact:
Brian Numainville
952-844-1201